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                                                                   Exhibit 10.12








                                  May 17, 2001

Mr. Michael Scandiffio
25481 Lone Pine
Laguna Hills, CA 92653

Dear Michael:

          Pursuant to our discussions regarding your employment with J. Crew Operating Corp. (the "Company"), we thought it would be useful to lay out the
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terms and conditions of our agreement in this letter agreement ("Agreement") for
both parties to sign.                                            ---------

1.   Employment.

     (a) The Company hereby agrees to employ you during the "Employment Period" (as defined below) as Executive Vice President of Mens, and you hereby agree to serve the Company in such capacity. You shall report to the Chief Executive Officer of the Company or to a person immediately reporting to the Chief Executive Officer, as determined by the Company.

     (b) During the Employment Period, you shall devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. Accordingly, you may not, directly or indirectly, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for you to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, and (ii) manage your personal, financial and legal affairs, so long as such activities (described in clauses (i) or (ii)) do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2.   Employment Period.

     (a) The "Employment Period" shall begin as of June 12, 2001 (the "Effective
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Date") and shall terminate ("Termination Date") upon the earliest to occur of
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(i) the third anniversary of the Effective Date, (ii) your death or Disability
(as defined below), (iii) voluntary termination of employment by you in advance of the Termination Date on at least two months prior notice, (iv) termination of employment by the Company without Cause (as defined below) or (v) termination of employment by the Company for Cause.

     (b) Upon termination of the Employment Period for any reason, you shall be entitled to any earned but unpaid Base Salary (as defined in Section 3(a) below) as of the Termination Date. If the Company terminates the Employment Period without Cause, you will be entitled to continuation of your Base Salary as in effect immediately prior to such termination and medical benefits for a period of twelve (12) months after the date of such termination (the "Salary
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Continuation Payments"), provided that the Salary Continuation Payments are
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subject to and conditioned upon your execution of a valid general release and waiver (reasonably acceptable to the Company), waiving all claims that you may have against the Company, its successors, assigns, affiliates, employees, officers and directors and your compliance with the provisions set forth in Paragraph 4 hereof. The Company shall have no additional obligations under this Agreement.

     (c)  For purposes of this Agreement, the term "Cause" shall mean (i) the
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indictment for a felony, (ii) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company,
(iii) a material breach of this Agreement, including without limitation, your failure to perform your duties and responsibilities hereunder, (iv) a fraudulent act or omission by you adverse to the reputation of the Company or any affiliate, and (v) the disclosure by you of any Confidential Information (as defined in Section 4(c) hereof) to persons not authorized to know same. If subsequent to the termination of your employment, it is discovered that your employment could have been terminated for Cause, your employment shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause. In addition, for purposes of this Agreement, the term "Disability" shall mean your incapacity due to physical or mental illness or
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injury, which results in your being unable to perform your duties hereunder for a period of ninety (90) consecutive working days, and within thirty (30) days after the Company notifies you that your employment is being terminated for Disability, you shall not have returned to the performance of your duties on a full-time basis.

3.   Compensation and Benefits.

     (a) During the Employment Period, your annual base salary shall be $480,000 ("Base Salary") and shall be paid pursuant to regular Company payroll
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practices for the senior executives of the Company. The Base Salary will be reviewed annually by the Company.

     (b) In addition to the Base Salary, in each fiscal year during the Employment Period, you will have the opportunity to earn an annual bonus
("Annual Bonus") at the following percentages of your Base Salary if both the
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Company achieves certain performance objectives (which will be determined by the
Company for each such fiscal year in accordance with the Company's bonus plan) and you achieve your performance goals established by the Company: Threshold - 25%, Target - 50% and Stretch - 100% of Base Salary. Notwithstanding the foregoing, for the fiscal year beginning February 4, 2001, your Annual Bonus will be at least $100,000 (the "Guaranteed Bonus") regardless of whether the
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performance objectives for such fiscal year are achieved. Any Annual Bonus
(including the Guaranteed Bonus) will be paid only if you are actively employed with the Company and not in breach of this Agreement on the date of payment (as described below).The Annual Bonus will be paid no later than May 1 following the fiscal year for which it relates.


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

     (c) As soon as practicable after the Effective Date, the Company will pay you $100,000 (the "Signing Bonus") as consideration for entering into this
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Agreement provided that you will be required to immediately pay back a "pro-rata portion" as determined below of the Signing Bonus in the event you voluntarily terminate your employment hereunder prior to June 11, 2003, and to the extent that you fail to pay back any portion of the Signing Bonus as provided herein, the Company shall have the right to offset any other payments provided hereunder or otherwise owed to you in respect of such amount.

     (d) As soon as practicable after the Effective Date, and subject to approval of the Compensation Committee of the Board of Directors of J. Crew Group, Inc. ("Group") and the stockholders of Group, the Company will cause Group to grant you an option (the "Option") to purchase 40,000 shares of common
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stock of J. Crew Group, Inc. (the "Common Stock") at an exercise price equal to
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$19.28 per share. The Option shall be subject to and governed by the terms and conditions of the 1997 J. Crew Group, Inc. Stock Option Plan (the "Option Plan",
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a copy of which has been provided to you) and shall be evidenced by a stock option grant agreement as provided under the Option Plan. Twenty percent of the shares underlying the Option shall vest and become exercisable on each of the first through the fifth anniversaries of the Effective Date, provided that you are still employed by the Company on such anniversary.

     (e) During the Employment Period, you will be entitled to participate in the Company's benefit package made generally available to associates of the Company, except where specifically provided herein. Currently, the Company's benefit package includes 25 PTO days, holidays, life insurance, medical insurance, a matching 401(k) tax deferred savings plan, a health flexible spending account, and the employee discount. The Company reserves the right to change these benefits at any time in its sole discretion.

          (f) During the Employment Period, the Company will pay you a monthly automobile allowance of $675.00 per month.

          (g) With respect to your relocation to the New York area, the Company will provide the following payments or reimbursements of expenses:

          (i) the Company will reimburse you for temporary living quarters in the New York area for you until September 11, 2001;

          (ii) the Company will reimburse you for the cost of round-trip airfare between New York and Los Angeles, California no more than once each week until September 11, 2001; and

          (iii) the Company will reimburse you for the reasonable costs incurred by you with respect to the sale of your primary residence and with respect to moving to the New York metropolitan area in accordance with the Company's relocation policy, including the cost of up to two trips to New York with your family in order to locate a primary residence in the New York area and all reasonable closing costs incurred in respect of the purchase of such primary residence.


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

4.   Additional Agreements; Confidentiality.

     (a) As additional consideration for the Company entering into this Agreement, you agree that for a period of twelve months following the Termination Date, you shall not, directly or indirectly, (i) engage (either as owner, investor, partner, employer, employee, consultant or director) in or otherwise perform services for any Competitive Business (as defined below) which operates within a 100 mile radius of the location of any store of the Company or its affiliates or in the same area as the Company directs its mail order operations or any other area in which the Company or any of its subsidiaries conducts business or in which the Company or any of its subsidiaries' customers are located as of the Termination Date, provided that the foregoing restriction shall not prohibit you from owning a passive investment of not more than 5% of the total outstanding securities of any publicly-traded company, and (ii) solicit or cause another to solicit any customers or suppliers of the Company or any of its subsidiaries to terminate or otherwise adversely modify their relationship with the Company or any such subsidiary. The term "Competitive
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Business" means the retail, mail order and internet apparel and accessories
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business and any other business the Company or its affiliates is engaged in on the Termination Date.

     (b) During the Employment Period and for a period of two years following the Termination Date, you shall not, directly or indirectly, solicit, hire, or seek to influence the employment decisions of, any employee of the Company or any of its subsidiaries on behalf of any person or entity other than the Company.

     (c) You agree that during the Employment Period and thereafter you will hold in strict confidence any proprietary or Confidential Information related to the Company or its affiliates. For purposes of this Agreement, the term "Confidential Information" shall mean all information of the Company and its
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affiliates in whatever form which is not generally known to the public, including without limitation, customer lists, trade practices, marketing techniques, fit specifications, design, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, distribution, planning, inventory and financial control, store design and staffing. Upon termination of your employment, you shall not take, without the prior written consent of the Company, any drawing, specification or other document or computer record (in whatever form) of the Company or its affiliates embodying any Confidential Information and will return any such information (in whatever form) then in your possession.

     (d) You agree that during the Employment Period and thereafter you shall not disclose any information regarding the existence or substance of this Agreement to any third party (including employees of the Company) without the prior written consent of the Chief Executive Officer of the Company, except as may be required by law, other than to your spouse or your professional advisers for purposes of discussing the subject matter hereof and, with respect to such professional advisers, you agree to inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance hereof. Further, during the Employment Period and thereafter you agree not to directly or indirectly disparage or defame the Company, its affiliates or any of their directors, officers or employees.


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

     (e) You also agree that breach of the provisions provided in this Paragraph 4 would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach any of the provisions in this Paragraph 4, the Company will be entitled to an injunction restraining you from violating such provision without the posting of any bond. If the Company shall institute any action or proceeding to enforce the terms of any such provision, you hereby waive the claim or defense that the Company has an adequate remedy at law and you agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company's right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by you as a result of any transaction constituting a breach of any of the provisions set forth in this Paragraph 4.

5. Representations. The parties hereto hereby represent and warrant that they have the authority to enter into this Agreement and perform their respective obligations hereunder. You hereby represent and warrant to the Company that (i) the execution and delivery of this Agreement and the performance of your duties hereunder shall not constitute a breach of or otherwise violate any other agreement to which you are a party or by which you are bound, and (ii) you will not use or disclose any confidential information obtained by you in connection with your former employment with respect to your duties and responsibilities hereunder.

6.   Miscellaneous.

     (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows:

    If to the Company:

       J. Crew Operating Corp.
       770 Broadway
       Twelfth Floor
       New York, NY 10003
       Attention:  General Counsel

    If to you:

       Mr. Michael Scandiffio
       25481 Lone Pine Road
       Laguna Hills, CA 92653

or to such other address as any party may designate by notice to the other.


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

     (b) This Agreement constitutes the entire agreement between you and the Company with respect to your employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment.

     (c) This Agreement shall inure to the benefit of and be an obligation of the Company's assigns and successors; however you may not assign any of your rights or duties hereunder to any other party.

     (d) No provision of this Agreement may be amended or waived, unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment. The failure by either you or the Company at any time to require the performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by you or the Company of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

     (e) You and the Company acknowledge and agree that each of you has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

     (f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

     (g) The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

     (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     (i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.


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
     (j) This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non
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conveniens, and consents to service of process by U.S. certified or registered
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mail in any action or proceeding with respect to this Agreement.

          If the terms of this letter Agreement meet with your approval, please sign and return one copy to me.

                                   Sincerely,

                                   /s/ MARK SARVARY
                                  -------------------------------
                                  Mark Sarvary
                                  Chief Executive Officer

AGREED TO AND ACCEPTED:


 /s/ MICHAEL SCANDIFFIO
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Michael Scandiffio

Date: May 18, 2001
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